Exhibit 10.4

STONE ENERGY CORPORATION

KEY EXECUTIVE INCENTIVE PLAN

I.	INTRODUCTION AND OVERVIEW

A. The Stone Energy Corporation Key Executive Incentive Plan (the “KEIP”) is a performance-based incentive program, the purpose of which is to motivate senior executives of Stone Energy Corporation (the “Company”) to make extraordinary efforts to achieve short-term target goals that are crucial to the successful reorganization of the Company and the discharge of the Company and its subsidiaries (the “Debtors”) cases under chapter 11 of the U.S. Bankruptcy Code.

B. Award Opportunities (as hereinafter defined) may be earned based on performance during the Debtor’s case under chapter 11 of the U.S. Bankruptcy Code and only upon the effective date of Debtors’ plan of reorganization (the “Effective Date”).

II.	PARTICIPATION AND AWARD OPPORTUNITY

The employees of the Company set forth on Exhibit A (the “Participants”) shall be entitled to participate in the KEIP and shall have the threshold and target award opportunity (“Award Opportunity”) set forth opposite the Participant’s name on Exhibit A.

III.	PAYMENT TERMS

A. Award Opportunities to the extent earned will normally be paid in two installments with (i) 50% paid as soon as practicable, but no later than seventy-five days following the Effective Date (the “First Payment Date”), and (ii) 50% paid on the 90th day following the Effective Date (the “Second Payment Date”).

B. Except as provided below, a Participant (i) must be employed by the Company on the Effective Date in order to be entitled to receive any payment under the KEIP, and (ii) must be employed on the Second Payment Date to receive payment of the second half of any Award Opportunity.

C. A Participant whose employment with the Company terminates as a Qualifying Termination (as defined below) shall remain entitled to payment under the KEIP for the full amount of any Award Opportunity earned based on satisfaction of the Performance Goals (as defined below). If a Participant experiences a Qualifying Termination, the Award Opportunity will be paid as follows: (i) for terminations prior to the First Payment Date, on the First Payment Date or if later the effective date of the Participant’s general release of claims against the Company (the “Release”), or (ii) for terminations after the First Payment Date, the effective date of the Release. The Release will be the same form as and subject to the same timing of delivery as the general release of claims that is required for the receipt of severance under the terms of the Company’s Executive Severance Plan. The Release must be delivered within 45 days of the Participant’s Qualifying Termination. The delivery of a release of claims under the Company’s Executive Severance Plan, will satisfy the requirements for the Release under the KEIP.

D. For purposes of this KEIP, a Participant will have a Qualifying Termination if the Participant’s employment is terminated (i) by the Company without Cause (as defined in the Company’s Executive Severance Plan, (ii) by the Participant following the Effective Date for Good Reason (as defined in the Company’s Executive Severance Plan), or (iii) by reason of death.

IV.	PERFORMANCE CRITERIA/GOALS

A. The performance criteria for the KEIP, and the weightings for each, are as follows:

Measure	Weighting
Average Monthly Production	40%
Average Monthly LOE	40%
SEC Factor	20%

B. The minimum, target and maximum goals for each of the foregoing performance criteria, are set forth on Exhibit B (the “Performance Goals”), attached hereto and incorporated herein by reference. Overall, Award Opportunities may be earned between threshold and target levels, with payout any one Performance Goal based on performance between threshold, target and maximum levels interpolated on a linear basis; provided, however, in no event will a Participant be entitled to payment in excess of his or her target Award Opportunity.

V.	SETTLEMENT OF EARNED AWARD OPPORTUNITIES

A. The Compensation Committee shall make all determinations of achievement against the Performance Goals. As soon as practicable after the Effective Date, the Company will assess achievement against the Performance Goals, subject to the Compensation Committee’s determination of the achievement against the Performance Goals and subject to the other terms of this KEIP, will pay the Award Opportunity earned, if any, as provided in Section III.

B. Earned Award Opportunities will be paid in cash in a lump sum, subject to applicable withholding and subject to any compensation recovery or “clawback” policy the Company may have in effect at the time of payment.

VI.	ADMINISTRATION

A. The Compensation Committee will be responsible for Plan administration. All determinations of the Compensation Committee under the KEIP shall be vested in the exclusive, sole and absolute discretion of such committee, and the determinations of the Compensation Committee as to such matters shall be final and conclusive on all persons interested in the KEIP.

B. The KEIP will be effective upon approval by the Bankruptcy Court and once so approved the KEIP may be amended or terminated with respect to a Participant only with the consent of the Participant and subject to the approval of the Bankruptcy Court.

VII.	MISCELLANEOUS PROVISIONS

A. A Participant’s rights and interests pursuant to the KEIP may not be assigned or transferred except in the event of the Participant’s death.

B. The Company shall deduct all required withholding for tax purposes from all payments made pursuant to the KEIP.

C. The administrative expense of the KEIP will be borne by the Company.

D. Neither the establishment of the KEIP nor the making of Award Opportunities hereunder nor any payment thereon shall be deemed to create a trust. No individual shall have any security or other interest in any of the assets of the Company or otherwise pursuant to or under this KEIP.

E. An individual shall be considered to be in the employment of the Company as long as he or she remains an officer and/or an employee of either the Company or any subsidiary. Nothing in the adoption of this KEIP nor the making of Award Opportunities hereunder shall confer on any individual the right to continued employment by the Company or a subsidiary or affect in any way the right of the Company or such subsidiary to terminate his or her employment at any time.

F. All provisions of the Plan shall be construed in accordance with the laws of Delaware, without regard to such state’s conflicts of law provisions.

G. If a Participant forfeits his or her Award Opportunity, his or her Award Opportunity shall not be reallocated to any other Participant and shall be returned to the Company.

Stone Energy Corporation

Key Executive Incentive Plan

Exhibit A

Participants and Award Opportunities

Executive	Threshold (50%)	Target (100%)
Dave Welch	$365,625	$731,250
Ken Beer	$142,500	$285,000
Lisa Jaubert	$103,125	$206,250
Rick Toothman	$71,250	$142,500
Keith Seilhan	$78,750	$157,500
John Leonard	$66,500	$133,000
EJ Louviere	$61,750	$123,500
Tom Messonnier	$60,088	$120,175
Flo Ziegler	$54,625	$109,250

Stone Energy Corporation

Key Executive Incentive Plan

Exhibit B

Performance Goals

Metric	Threshold (50% Payout Factor)	Target (100% Payout Factor)	Maximum (200% Payout Factor)
Average Production (MCFEPD)	80	100	140
Average Monthly LOE	$4.23	$3.73	$3.23
SEC Factor	0.37	0.27	0.17

•	Production (40%) – Average Net Gulf of Mexico production rate in Thousand Cubic Feet Equivalent (“MCFE”) per day for the period January 1, 2017 through the Effective Date. In determining MCFE, any production at Amethyst will be disregarded;

•	Lease Operating Expense (“LOE”) (40%) – Average Net Gulf of Mexico monthly LOE, calculated by including PHA, but excluding major maintenance expenditures, from January 1, 2017 through (i) the end of the month containing Effective Date, if the Effective Date falls on or after the 15th day of the month, or (ii) the end of the month ending immediately prior to the month in which Effective Date occurs, if the Effective Date falls prior to the 15th day of the month; and

•	SEC Factor (20%) – SEC Factor is determined based upon the number of Gulf of Mexico incidents occurring in the areas of safety, environmental and compliance during a rolling 12 month period ending on the Effective Date, as described in the following table:

SEC Metrics	A	B	C = A x B
Safety (50%)
Third Party Recordables	20%	TBD	TBD
SGY & Contractor Recordables	30%	TBD	TBD
SGY, Contractor, 3rd Party DART	50%	TBD	TBD
Environment (30%)
<10 gal	20%	TBD	TBD
10 gal - 1 bbl	30%	TBD	TBD
> 1 bbl	50%	TBD	TBD
Compliance ( 20%)
< $1k	20%	TBD	TBD
$1k-$25k	30%	TBD	TBD
> $25k	50%	TBD	TBD
SEC Factor Total	300%		TBD

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